EXHIBIT 99.1

Contacts:	Duane Reade Holdings, Inc.

John Henry

(212) 273-5746

SVP - Chief Financial Officer

Investors: Cara O’Brien/Caren Barbara

Press: Melissa Merrill
(212) 850-5600
Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS SECOND QUARTER RESULTS

~ Adjusted FIFO EBITDA Growth of 33%~

~Second Quarter Same-store Sales Increase of 7.9%~

~ Operating Loss Narrowed by 27%~

New York, NY – August 14, 2007 – Duane Reade Holdings, Inc. today reported financial results for the second quarter ended June 30, 2007.

Second Quarter Key Highlights

•	Adjusted FIFO EBITDA improved 33.0% to $21.6 million from $16.2 million in the previous year, representing the fourth consecutive quarter of year-over-year Adjusted FIFO EBITDA growth.
•	Front-end same-store sales increased a record 9.4% and pharmacy same-store sales grew 6.1%.
•	Gross margin improved to 21.1% from 20.3% last year
•	Selling, general, and administrative expenses as a percentage of net sales improved to 17.0%, compared to 17.1% in the prior year period.
•	Operating loss was $4.6 million, compared with an operating loss of $6.3 million in the previous year’s second quarter.

Richard W. Dreiling, Chairman, President and Chief Executive Officer, commented, “We are very pleased with the strong operating performance achieved during the second quarter and in particular with our record front-end and industry leading comp store growth. This growth is especially gratifying as the increase follows record front-end comp store growth of 7.3% for the comparable quarter a year ago. Further, quarter after quarter, we are seeing the tangible benefits of our initiatives in merchandising and customer service, as well as the other components of our Full Potential program, which are together driving improvements in our overall financial performance.

Net retail store sales, which exclude pharmacy resale activity, increased 7.1% to $416.3 million from $388.8 million in the second quarter of 2006. Total net sales increased 8.3% to $431.9 million from $398.8 million in the second quarter of 2006. Total same-store sales increased by 7.9%, with a front-end same-store sales increase of 9.4% and a pharmacy same-store sales increase of 6.1%. During the second quarter, the Company did not open any new stores and closed one store. At the end of the second quarter, the Company operated 244 stores, compared to 247 stores in the previous year.

Front-end sales continued to show significant increases in the convenience food, health and wellness categories as well as in cosmetics and certain beauty items. The Dollar Rewards customer loyalty program also continued to grow in average transaction value, frequency of use and number of active cardholders. Pharmacy sales growth was strong despite a significant increase in the generic dispensing rate to 54.7% from 50.9% last year. The increased use of lower priced but more profitable generic medications adversely impacted the pharmacy same-store sales growth percentage by 3.1%.

Gross margin for the second quarter increased to 21.1% from 20.3% last year and reflected a continuation of the improved trend of front-end margins exhibited over the last several quarters partially offset by reduced pharmacy margins resulting from increased penetration of lower margin Medicare Part D sales combined with reductions in Medicaid reimbursement rates that went into effect in July 2006. Selling, general and administrative expenses as a percentage of net sales improved to 17.0% from 17.1% in the previous year due to improved leveraging of costs against the strong sales growth. Excluding resales of pharmaceutical merchandise, selling, general and administrative expenses represented 17.6% of net retail sales, as compared to 17.5% in the prior year.

The above factors resulted in a 33.0% increase in Adjusted FIFO EBITDA, as defined on the attached schedule of preliminary operating data, to $21.6 million, or 5.0% of sales, from $16.2 million, or 4.1% of sales in last year’s second quarter.

Net loss for the quarter was $20.1 million, compared to a net loss of $21.1 million in the prior year period. The current year’s second quarter results included $4.2 million of other expenses, including $1.8 million in costs related to the previously disclosed and completed accounting investigation, $1.4 million in connection with the Company’s former CEO, and $0.7 million of closed store costs. The previous year’s second quarter results included other expenses of $0.5 million of which, there were virtually no expenses incurred in connection with the Company’s former CEO. A breakdown of other expenses is shown on Table 6 of this press release.

Total debt at quarter end was $560.6 million, reflecting a decrease of $11.8 million from the balance at the end of fiscal 2006. Availability under the Company’s revolving credit facility at quarter end was approximately $67.5 million. The increased availability from the $53.1 million available at the end of the first quarter was attributable to the previously announced receipt of $26.4 million of proceeds during the second quarter from a sale of preferred stock and common stock warrants to certain affiliates of Oak Hill Capital Partners, L.P. The total proceeds of $39.4 million which were received during the first half are being used to fund the acquisition of up to eight store leases from the Gristedes supermarket chain as well as certain growth related capital expenditures.

Six Month Results

For the six month period, total net sales were $846.3 million, reflecting an increase of 7.9% compared to $784.7 million last year. Net retail store sales increased 6.9% to $816.2 million, from $763.2 million in the prior year period. Total same-store sales increased 8.1%, with a front-end same-store sales increase of 8.5% and a pharmacy same-store sales increase of 7.5%.

Adjusted FIFO EBITDA, as defined on the attached schedule of preliminary operating data, increased by 35.6% to $34.3 million or 4.1% of sales from $25.3 million, or 3.2% of sales, in the prior year period. Operating loss was $19.6 million in the first half, compared with $2.1 million in the first half of 2006, primarily due to the recognition of one-time labor contingency income in 2006 of $18.0 million and an increase in other expenses from $1.6 million in 2006 to $9.2 million in 2007 that was primarily due to expenses related to the completed accounting investigation, former CEO matters and certain closed store costs.

Mr. Dreiling concluded, "We are pleased with our strong performance in the first half of the year and expect to build upon and continue that positive momentum throughout the second half. We continue to expect to achieve Adjusted FIFO EBITDA in the range of $76 to $80 million, which represents 19% to 26% growth over last year. This month we are opening our first two stores in former Gristedes locations and we expect to have at least seven of the eight stores in operation by year end. The Duane Reade Full Potential program is continuing on all fronts and we expect to see ongoing improvements in our financial performance resulting from these initiatives.”

Conference Call Information

The Company will hold a conference call on August 14, 2007 at 10:00 a.m. Eastern Time to discuss financial results for the second quarter ended June 30, 2007. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through August 28, 2007. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on August 14, 2007 through August 28, 2007. The replay can be accessed by dialing (877) 519-4471 access code 9081138.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of June 30, 2007, the Company operated 244 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the outcome of pending litigation, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the outcome of matters relating to the restatement of the Company’s financial statements and the related investigation and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

# # #

Table 1

Duane Reade Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands)

	For the	For the	For the	For the
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales	$ 431,930	$ 398,789	$ 846,318	$ 784,658
Cost of sales	340,602	317,704	673,980	628,098
Gross profit	91,328	81,085	172,338	156,560
Selling, general & administrative expenses	73,325	68,146	146,069	137,612
Labor contingency income	-	-	-	(18,004)
Depreciation and amortization	18,416	18,628	36,453	37,306
Store pre-opening expenses	-	102	150	152
Other expense (see table 6)	4,223	533	9,241	1,635
	95,964	87,409	191,913	158,701
Operating loss	(4,636)	(6,324)	(19,575)	(2,141)
Interest expense, net	14,645	14,135	29,080	27,873
Loss before income taxes	(19,281)	(20,459)	(48,655)	(30,014)
Income tax expense	856	619	2,016	927
Net loss	$ (20,137)	$ (21,078)	$ (50,671)	$ (30,941)

Table 2

Duane Reade Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	December 30,
	2007	2006

Current Assets
Cash	$ 1,382	$ 1,395
Receivables, net (1)	55,206	57,181
Inventories	220,557	218,924
Deferred Income Taxes	-	2,429
Prepaid Expenses and Other Current Assets	25,217	25,659
Total Current Assets	302,362	305,588

Property and Equipment, net	201,594	208,148
Goodwill	70,384	70,384
Other Assets, net (2)	203,408	214,461
Total Assets	$ 777,748	$ 798,581

Current Liabilities
Accounts Payable (3)	$ 80,858	$ 83,410
Accrued Expenses (4)	51,335	55,679
Deferred Income Taxes	341	-
Current Portion of Debt and Capital Leases (5)	150,141	160,295
Total Current Liabilities	282,675	299,384

Long Term Debt and Capital Leases	410,500	412,169
Deferred Income Taxes	28,759	29,621
Other Liabilities (6)	92,256	54,670
Total Liabilities	814,190	795,844

Total Stockholders' Equity (Deficit)	(36,442)	2,737

Total Liabilities and Stockholders' Equity or Deficit	$ 777,748	$ 798,581

(1)	Includes third party pharmacy receivables of $39,341 and $39,274 at June 30, 2007 and December 30, 2006, respectively.

(2)	Decrease in other assets from December 30, 2006 is primarily due to the amortization of intangible assets recorded in connection with the Oak Hill acquisition in 2004.

(3)	Decrease in accounts payable from December 30, 2006 of $2.6 million is primarily due to the timing of merchandise receipts as compared to the prior year-end.

(4)	Decrease in accrued expenses from December 30, 2006 primarily reflects the payment of 2006 incentive compensation in the second quarter of 2007.

(5)

The outstanding revolver loan balance of $146.9 million at June 30, 2007 and $157.1 million at December 30, 2006 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to reclassify the debt as long-term. This reclassification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(6)

Increase in other liabilities from December 30, 2006 is primarily due to the issuance of liability-classified redeemable preferred stock in connection with the acquisition of certain Gristedes supermarket leases and other capital expenditures.

Table 3

Duane Reade Holdings, Inc.
Operating Data
(Unaudited)
(Dollars in thousands)

	For the	For the	For the	For the
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

LIFO EBITDA (1)	$ 13,780	$ 12,304	$ 16,878	$ 17,161
LIFO Expense	600	550	1,200	1,100
FIFO EBITDA (1)	$ 14,380	$ 12,854	$ 18,078	$ 18,261

FIFO EBITDA as a percentage of net sales	3.3%	3.2%	2.1%	2.3%

Adjusted FIFO EBITDA (2)	$ 21,562	$ 16,213	$ 34,308	$ 25,307

Adjusted FIFO EBITDA as a percentage of net sales	5.0%	4.1%	4.1%	3.2%

Capital expenditures	$ 6,457	$ 8,557	$ 13,406	$ 12,270
Lease acquisitions and other investing activities	$ 5,421	$ 2,293	$ 8,811	$ 4,107

Same-store sales growth	7.9%	4.8%	8.1%	3.3%
Pharmacy same-store sales growth	6.1%	1.9%	7.5%	0.7%
Front-end same-store sales growth	9.4%	7.3%	8.5%	5.6%
Pharmacy sales as a % of net sales	45.8%	45.9%	46.4%	46.2%
Third Party sales as a % of
prescription sales	93.0%	92.9%	93.0%	92.7%

Average weekly prescriptions
filled per store (3)	843	821	837	809

Number of stores at end of period			244	247
Retail square footage at end of period			1,713,831	1,714,178
Average store size (sq.ft.) at end of period			7,024	6,940

(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, expenses related to the acquisition transaction, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, certain charges related to the acquisition transaction, closed store costs, accounting investigation costs, former CEO related expenses, and certain other non-recurring payments that are not included in the definition of EBITDA used for our various debt agreements.

(3) Comparative stores only, does not include new stores.

Table 4

Duane Reade Holdings, Inc.
Reconciliation of Net Sales to Net Retail Store Sales
(Unaudited)
(in thousands)

	For the	For the	For the	For the
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net sales	$ 431,930	$ 398,789	$ 846,318	$ 784,658
Resale activity	15,658	10,001	30,094	21,443
Net retail store sales	$ 416,272	$ 388,788	$ 816,224	$ 763,215

Reconciliation of EBITDA to Net Loss and
Net Cash Used in Operating Activities
(Unaudited)
(in thousands)

	For the	For the	For the	For the
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

FIFO EBITDA	$ 14,380	$ 12,854	$ 18,078	$ 18,261
LIFO Expense	600	550	1,200	1,100
LIFO EBITDA	13,780	12,304	16,878	17,161

Depreciation and amortization	(18,416)	(18,628)	(36,453)	(37,306)
Labor contingency income	-	-	-	18,004
Interest expense	(14,645)	(14,135)	(29,080)	(27,873)
Income tax provision	(856)	(619)	(2,016)	(927)
Net loss	$ (20,137)	$ (21,078)	$ (50,671)	$ (30,941)

Net loss	(20,137)	(21,078)	(50,671)	(30,941)
Adjustments to reconcile net loss
to cash used in operating activities:

Depreciation and amortization	19,331	19,689	38,281	39,430
Deferred tax provision	801	585	1,908	861
Non-cash rent expense	2,804	2,591	6,320	5,150
Other non-cash expense	1,750	79	2,264	104
Changes in operating assets and liabilities
(net of effect of acquisitions):
Receivables	(1,241)	(3,195)	1,975	2,273
Inventories	(467)	6,527	(1,633)	9,390
Accounts payable	(5,394)	(6,705)	(2,552)	5,794
Prepaid and accrued expenses	3,663	8,099	(4,072)	1,835
Other assets/liabilities, net	(1,656)	(2,550)	605	(30,027)
Cash used in operating activities	$ (546)	$ 4,042	$ (7,575)	$ 3,869

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$ 14,380	$ 12,854	$ 18,078	$ 18,261

Non-cash rent expense	2,804	2,591	6,320	5,150
Former CEO-related expenses	1,403	34	3,807	385
Oak Hill management fee	313	312	625	624
Closed store costs	660	-	2,349	-
Accounting investigation costs	1,798	-	2,183	-
Other	204	422	946	887
Adjusted FIFO EBITDA	$ 21,562	$ 16,213	$ 34,308	$ 25,307

Table 5

Duane Reade Holdings, Inc.
Reconciliation of Range of Projected EBITDA
to Net Loss
(Unaudited)
(in thousands)

	For the 52 Weeks Ended
		December 29, 2007

Net sales	$ 1,655,000		$ 1,675,000
Resale activity	50,000		50,000
Retail store sales	$ 1,605,000		$ 1,625,000

EBITDA (Adjusted FIFO Basis)	$ 76,000		$ 80,000

Deferred rent expense	(12,000)		(12,000)
Other expense (1)	(14,500)		(14,500)
EBITDA (FIFO Basis)	49,500		53,500

LIFO expense	(2,500)		(2,500)
EBITDA (LIFO Basis)	47,000		51,000

Depreciation and amortization expense	(72,500)		(72,500)
Interest expense	(57,000)		(57,000)
Income taxes	(3,600)		(3,600)
Net loss	$ (86,100)		$ (82,100)

(1)	Includes Oak Hill management fees, stock option expenses in accordance with FAS

123R accounting investigation costs and expenses attributable to the Company's former

CEO.

Table 6

Duane Reade Holdings, Inc.
Components of "Other Expense"
(Unaudited)
(In thousands)

	For the	For the	For the	For the
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Closed Store Costs	$ 660	$ -	$ 2,349	$ -

Oak Hill Management Fee	313	312	625	624

Accounting Investigation	1,798	-	2,183	-

Former CEO Matters	1,403	34	3,807	659

Other	49	187	277	352

Total Other Expense	$ 4,223	$ 533	$ 9,241	$ 1,635